EXHIBIT 12
1996 Form 10-K




          The Southern New England Telephone Company
                        Computation of
              Ratio of Earnings to Fixed Charges



      Dollars in Millions, For the Year
      Ended December 31,                        1996

      Income before income taxes               $335.9

      Add:
         Interest on indebtedness                45.2
         Portion of rents representative of
           the interest factor                    8.3

      Earnings before fixed charges and
        income taxes (1)                       $389.4

      Fixed charges
          Interest charges                     $ 52.4
          Portion of rents representative of
          the interest factor                     8.3

      Fixed charges (2)                        $ 60.7

      Ratio of earnings to fixed charges         6.42
      [(1) divided by (2)]